SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    Under the Securities Exchange Act of 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 4)*

                             AMC ENTERTAINMENT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.66 2/3 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   001669 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              DANIEL A. NEFF, ESQ.
                               DAVID C. KARP, ESQ.
                         WACHTELL, LIPTON, ROSEN & Katz
                               51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices of Communications)

                                  JULY 29, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on
          Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                  Continued on the following page(s)
                         (Page 1 of 14 pages)

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 2 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Investment Fund IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               18,153,721
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          18,153,721
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               18,153,721 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               53.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 128,673 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 3 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Overseas Partners IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               1,009,041
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          1,009,041
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,009,041 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.0%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 7,152 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 4 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Advisors IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             19,162,762
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        19,162,762
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               19,162,762 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               56.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 135,825 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 5 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Management IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             19,162,762
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        19,162,762
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               19,162,762 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               56.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 135,825 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 6 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Investment Fund V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               16,301,678
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          16,301,678
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               16,301,678 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               47.9%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 116,557 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 7 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Overseas Partners V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               2,135,105
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          2,135,105
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,135,105 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 15,266 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 8 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Advisors V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             18,436,783
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        18,436,783
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               18,436,783 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               54.2%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 131,823 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 9 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Management V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             18,436,783
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        18,436,783
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               18,436,783 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               54.2%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 131,823 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 10 of 14)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    AP Entertainment, LLC
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               2,214,965
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          2,214,965
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,214,965 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.5%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     OO

-------------- -----------------------------------------------------------------
(*) Includes 15,837 shares of Series A Convertible Preferred Stock on an as converted basis

                                                             Page 11 of 14 Pages


          This Amendment No. 4 amends and supplements the following Items of the Statement on Schedule 13D of Apollo Investment Fund IV, L.P. ("AIF IV"); Apollo Overseas Partners IV, L.P. ("AOP IV"); Apollo Investment Fund V, L.P. ("AIF V"); Apollo Overseas Partners V, L.P. ("AOP V"); AP Entertainment LLC ("AP LLC"); Apollo Advisors IV, L.P.; Apollo Management IV, L.P.; Apollo Advisors V, L.P.; and Apollo Management V, L.P. (collectively, the "Reporting Persons"), originally filed on April 27, 2001 with the Securities and Exchange Commission, and as further amended on July 3, 2001, September 28, 2001, and July 26, 2004 (the "Schedule 13D"), with respect to the common stock, par value $0.66 2/3 per share (the "Common Stock"), of AMC Entertainment Inc., a Delaware corporation (the "Issuer"). Responses to each item below are incorporated by reference into each other item as applicable. Unless otherwise indicated, all capitalized terms used but not defined herein have the meanings set forth in the Schedule 13D.

Item 4. Purpose of Transaction.

          Item 4 is hereby amended and supplemented by adding the following text to the end thereto as follows:

          On July 29, 2004, the Issuer entered into an Agreement and Consent with certain of the Reporting Persons pursuant to which the Issuer agreed to relinquish its right to redeem the Series A Convertible Preferred Stock (the "Preferred Stock") during such time as an "Event of Default" (as such term is defined in the Certificate of Designations for the Preferred Stock) exists and remains uncured and the holders of the Preferred Stock have exercised their right to elect a majority of the board of directors of the Issuer pursuant to the rights granted by the Certificate of Designations for the Preferred Stock. The Agreement and Consent is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

          The response to Item 4 is incorporated herein by reference.

Item 7.  Material Filed as Exhibits.

          99.1 Agreement and Consent, dated as of July 29, 2004, by and among the Issuer and the other parties thereto.

                                                             Page 12 of 14 Pages


Signature

        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

August 2, 2004                   APOLLO INVESTMENT FUND IV, L.P.

                                 By:    APOLLO ADVISORS IV, L.P.
                                        its general partner

                                 By:    Apollo Capital Management IV, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

August 2, 2004                   APOLLO OVERSEAS PARTNERS IV, L.P.

                                 By:    APOLLO ADVISORS IV, L.P.
                                        its general partner

                                 By:    Apollo Capital Management IV, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

August 2, 2004                   APOLLO ADVISORS IV, L.P.
                                   its capacity as managing general partner to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

                                 By:    Apollo Capital Management IV, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

                                                             Page 13 of 14 Pages


August 2, 2004                   APOLLO MANAGEMENT IV, L.P.
                                   in its capacity as investment manager to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

                                 By:    AIF IV Management, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

August 2, 2004                   APOLLO INVESTMENT FUND V, L.P.

                                 By:    APOLLO ADVISORS V, L.P.
                                        its general partner

                                 By:    Apollo Capital Management V, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

August 2, 2004                   APOLLO OVERSEAS PARTNERS V, L.P.

                                 By:    APOLLO ADVISORS V, L.P.
                                        its general partner

                                 By:    Apollo Capital Management V, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

                                                             Page 14 of 14 Pages


August 2, 2004                   AP ENTERTAINMENT, LLC

                                 By:    Apollo Management V, L.P.
                                        its manager

                                 By:    AIF V Management, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

August 2, 2004                   APOLLO ADVISORS V, L.P.
                                   in its capacity as managing general partner of Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P.

                                 By:    Apollo Capital Management V, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

August 2, 2004                   APOLLO MANAGEMENT V, L.P.
                                   in its capacity as investment manager to Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P.

                                 By:    AIF V Management, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

                                  Exhibit Index

        99.1 Agreement and Consent, dated as of July 29, 2004, by and among AMC Entertainment Inc. and the persons listed on the signature pages thereto (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by AMC Entertainment Inc. on July 30, 2004).